Exhibit 107

CALCULATION OF FILING FEE
FORM S-8
(Form Type)
Creative Media & Community Trust Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	400,000(2)	$4.68(3)	$1,872,000(3)	0.0001102	$206.2944(3)
Total Offering Amounts					$1,872,000		$206.2944
Total Fee Offsets							$0.00
Net Fee Due							$206.2944

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, par value $0.001 per share (“Common Stock”), of Creative Media & Community Trust Corporation (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock, as applicable.
(2)    Represents 400,000 additional shares of Common Stock of the Registrant available for future issuance under the Creative Media & Community Trust 2015 Equity Incentive Plan.
(3)    Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Common Stock of the Registrant as reported on Nasdaq on July 28, 2023.